UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2017

CES SYNERGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55159	460839941
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

39646 Fig Street

P.O. Box 1299

Crystal Springs, FL 33524

(Address of principal executive offices) (zip code)

813-783-1688

(Registrant's telephone number, including area code)

n/a

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 4, 2017 CES Synergies, Inc. (the “Company”) and the Company’s President and Chairman, Clyde A. Biston entered into an oral agreement with regard to certain payment arrangements between the Company and Mr. Biston.

Loans

For the year ended December 31, 2016, the Company paid Mr. Biston approximately $283,000 in principal and interest owed on loans made by Mr. Biston to the Company (approximately $23,595 per month). These loans have interest rates ranging from 4.25% to 6.15%. As of December 31, 2016, the Company still owed Mr. Biston approximately $3,148,000 pursuant to these loans. Effective as of January 1, 2017, the Company will pay Mr. Biston approximately $32,000 per month over the next eight and a half (8.5) years until the loan in the original principal amount of $2,800,000 has been repaid. In addition, on the remaining outstanding loans, the Company will pay Mr. Biston approximately $2,540 per month in interest only on those obligations effective as of January 1, 2017.

Lease of 39646 Fig Street

The Company operates out of facilities located at 39646 Fig Street in Crystal Springs, Florida that are owned by Mr. Biston. For the year ended December 31, 2016, the Company paid Mr. Biston approximately $128,400 in rent (approximately $10,700 per month), in addition to property taxes in the amount of $25,294 and property insurance in the amount of $10,109. Effective as of January 1, 2017, the Company will no longer pay monthly rent to Mr. Biston. The Company will instead be responsible for all property taxes, sales tax, and maintenance costs associated with 39646 Fig Street. The Company estimates these expenses will be $5,500 per month.

Salary

Mr. Biston’s current salary is $250,000 per year which is paid in accordance with the Company’s regular payroll procedures.

Effective as of January 1, 2017, Mr. Biston’s salary will be reduced to $130,000 per year. Mr. Biston’s salary will still be paid in accordance with the Company’s regular payroll procedures.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this report is incorporated by reference into this Item 5.02.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CES SYNERGIES, INC.

Dated: January 4, 2017	By:	/s/ John Tostanoski
Name: John Tostanoski
Title: Chief Executive Officer

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